Exhibit 99.2

FAO, Inc.

Proforma Balance Sheet

April 5, 2003

Unaudited

	Consolidated Balance Sheet	Proforma Adjustments		Proforma Consolidated Emergence Balance Sheet
Assets
Current Assets:
Cash and cash equivalents	12,487,000	(9,319,302	)(g)	3,167,698
Accounts and other receivables	5,447,000			5,447,000
Merchandise inventories	67,541,000	(3,944,667	)(b)	63,596,333
Prepaid catalog costs
Other current assets	6,624,000			6,624,000

Total current assets	92,099,000	(13,263,969)		78,835,031

Noncurrent Assets:
Property, fixtures and equipment, net	25,374,000			25,374,000
Goodwill	4,578,000			4,578,000
Other noncurrent assets	2,667,000	1,079,356	(g)	3,746,356
Total assets	124,718,000	(12,184,613)		112,533,387

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	1,843,000	1,000,000	(c)	6,164,000
		3,321,000	(f)
Accrued expenses	15,540,000			15,540,000
Accrued payroll and payroll expenses	6,504,000			6,504,000
Purchase Money Notes		1,290,156	(f)	1,290,156
Current portion of New Subsidiary Subordinated Notes		500,000	(d)	500,000
Equipment Notes		4,000,000	(e)	4,000,000
Current portion of Plan of Reorganization Payments		14,846,110	(f)	10,481,490
		(4,364,620	)(g)

Total current liabilities	23,887,000	20,592,646		44,479,646

Noncurrent Liabilities:
Liabilities Subject to Compromise	104,925,829	(16,614,554	)(d)
		(8,729,212	)(e)
		(79,582,063	)(f)
Credit Facility	49,016,000	1,490,948	(a)	13,780,494
		(2,846,822	)(b)
		(30,000,000	)(c)
		(3,879,632	)(g)
Plan of Reorganization		3,057,668	(f)	3,057,668
New Subsidiary Subordinated Notes		9,900,000	(d)	9,900,000
Deferred rent	3,360,000	—		3,360,000
Total liabilities	181,188,829	(106,611,021)		74,577,808

Stockholders’ Equity (Deficit):
Common stock and paid in capital	158,884,000	29,000,000	(c)	193,241,034
		500,000	(d)
		4,729,212	(e)
		127,822	(f)
Accumulated deficit	(215,354,829)	(1,490,948	)(a)	(155,285,455)
		(1,097,845	)(b)
		5,714,554	(d)
		56,939,307	(f)
		4,306	(g)
Total stockholders’ equity (deficit)	(56,470,829)	94,426,408		37,955,579

Total liabilities and stockholders’ equity (deficit)	124,718,000	(12,184,613)		112,533,387

FAO, INC.

NOTES TO PROFORMA CONSOLIDATED BALANCE SHEET

Proforma Balance Sheet

The accompanying Consolidated Proforma Balance Sheet was prepared pursuant to certain continued listing requirements of Nasdaq whereby we are to file on or before April 30, 2003 a balance sheet  that is not more than 45 days old. Nasdaq requires that the balance sheet include proforma adjustments for any significant transactions or events occurring on or before the filing date.  The accompanying consolidated balance sheet is for the fiscal period ended April 5, 2003, our fiscal March.  The consolidated balance sheet is unaudited and should be read in conjunction with our Fiscal 2001 Form 10-K and  Form 10-Qs filed during Fiscal 2002.  The Company has not completed its Form 10-K for Fiscal 2002 as of the date of this filing.  The proforma adjustments include all subsequent significant transactions that occurred on or before April 23, 2003, which include the following:

(a)          Fees and interest on the prior credit facility

(b)         Sale of inventory on final 14 closing stores

(c)          Equity infusion

(d)         Reduction in Subsidiary Subordinated Notes pursuant to our Plan of Reorganization (“POR”)

(e)          Reduction in Equipment Notes pursuant to the POR

(f)            Reduction to convenience and unsecured claims pursuant to the POR

(g)         Funding of new credit facility

NOTE 1—THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

The Company

FAO, Inc. is a specialty retailer of high quality developmental, educational and care products for infants and children and high quality toys, games, books and multimedia products for children up to age 12 conducted through the FAO Schwarz®, Right Start® and Zany Brainy® brands.  Our business expanded in the last two fiscal years to include educational products, toys, games, books and multimedia products for children up to age 12 through the purchase of substantially all of the assets of Zany Brainy, Inc. and certain assets of upscale toy seller F.A.O. Schwarz (now known as KBB Retail Assets Corp.).  On January 13, 2003, we, together with our significant subsidiaries, filed for protection under chapter 11 of the United States Bankruptcy Code in Bankruptcy Court for the District of Delaware in case number 03-10119(LK).  Our First Amended Disclosure Statement with Respect to First Amended Joint Plan of Reorganization of FAO, Inc. and its Debtor Subsidiaries was approved by the Bankruptcy Court in this case on February 28, 2003.  Our  First Amended Joint Plan of Reorganization of FAO, Inc. and its Debtor Subsidiaries (as modified) was confirmed by the Bankruptcy Court on April 4, 2003, and became effective on April 23, 2003.

Fiscal Year

We have a fiscal year consisting of fifty-two or fifty-three weeks ending on the Saturday closest to the last day in January.  April 5, 2003, the date of the accompanying Proforma Balance Sheet, marks the last day of fiscal March for Fiscal Year 2003 and is the latest completed month that is not more than 45 days old.

Basis of Presentation

The accompanying Balance Sheet has been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business.

Merchandise Inventories

Merchandise inventories consist of finished goods purchased for resale and are stated at the lower of cost or market value. Cost is determined on a weighted average basis.  We monitor inventory levels and inventory turns to mitigate excess inventory amounts.

Goodwill and Other Intangibles

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition.  Identified intangibles are amortized on a straight-line basis over a period up to three years.  Our intangibles are made up of customer lists, trademarks and domain names.  The recoverability of goodwill and other intangibles is evaluated if events or circumstances indicate a possible impairment.  Such evaluation is based on various analyses.

Property, Fixtures and Equipment

Property, fixtures and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets, generally three to seven years.  Amortization of leasehold improvements is based upon the term of the lease, or the estimated useful life of the leasehold improvements, whichever is shorter.

Deferred Rent

We recognize rent expense on a straight-line basis over the life of the underlying lease.  The benefits from tenant allowances and landlord concessions are recorded on the balance sheet as deferred rent and amortized on a straight-line basis over the lease term.

NOTE 2—PLAN OF REORGANIZATION

On April 23, 2003, we received gross cash proceeds from the sale of our Class I Convertible Preferred Stock of $30 million.  Our primary need for cash will be to execute our bankruptcy plan of reorganization and fund operations until we reach our fourth quarter.  In addition, we will use cash to open Right Start Shops in Zany Brainy stores, boutiques in Saks Group Department Stores and for other general corporate purposes.  We expect to spend approximately $2.5 million on capital expenditures in Fiscal 2003, which we will fund through operations and borrowings under the LSA (as defined in Note 3).

Pursuant to our plan of reorganization we paid and must pay the following amounts:

(i)                                     an estimated $17.8 million to holders of unsecured claims: $4.4 million  paid on the effective date, approximately $10.4 million on December 22, 2003, approximately $2.0 million on December 22, 2004 and approximately $1.0 million on December 22, 2005.  In the event excess availability under the LSA on December 18, 2003 is less than $37 million then the December 2003 payment obligation  will be deferred until December 22, 2004 pro rata, by the amount by which  excess availability is less than $37 million; provided, however, in no event may the December 2003 payment to holders of unsecured claims be less than $1 million.  In the event that excess availability under the LSA on December 18, 2004 is less than $40 million then any deferred December 2003 payments to holders of unsecured claims will be deferred until December 22, 2005 pro rata, by the amount by which the excess availability is less than $40 million; provided, however, in no event may the December 2004 payment to holders of unsecured claims be less than (i) the amounts due to unsecured creditors on December 22, 2004, plus (ii) $1 million of the deferred December 2003 payments.  Any payments deferred until December 22, 2005 shall be due and payable no later than December 22, 2005 irrespective of excess availability under the LSA.  The deferrals shall be applicable if, and only if, excess availability under the LSA on December 18, 2003 is less than $37 million;

(ii)                                  $4.0 million in full payment of the outstanding New Equipment Notes on the later of (a) January 11, 2004 or (b) the first business day following payment of all undisputed amounts due by the terms of our Plan of Reorganization to holders of unsecured claims through and including December 22, 2003; and

(iii)                               $500,000 on January 11, 2004, $3.3 million on each of December 31, 2006, 2007 and 2008 plus interest at a rate of 6% per annum through and including January 11, 2005, at which time the first interest payment shall be made in cash with payments made quarterly thereafter, to the holders of the New Subsidiary Subordinated Notes.

In addition:

(i)                                     holders of unsecured claims received 88,169 shares of our common stock;

(ii)                                  the holders of the Old Equipment Notes received New Equipment Notes and Class J Convertible Preferred Stock convertible into 4,380,330 shares of our common stock, warrants to purchase one million shares of our common stock and repriced warrants to purchase 650,000 shares of our common stock; and

(iii)                               holders of the Old Subsidiary Subordinated Notes received Class I Convertible Preferred Stock convertible into 333,333 shares of our common stock.

All share amounts described herein reflect a 1:15 reverse stock split of the Company's common stock effective on April 22, 2003.

NOTE 3—NEW CREDIT FACILITY

We entered into a new three year $77 million Loan and Security Agreement (“LSA”) with Fleet Retail Finance Inc., as agent (the “Agent”) for the lenders named therein, dated as of April 23, 2003, which consists of (i) a standard revolving line of credit of up to $67 million under which borrowings bear interest, at our election, at an initial rate of 2.25% over Fleet National Bank’s Eurodollar Rate or 0.25% over a base rate announced by Fleet National Bank from time to time, and (ii) an additional special term subline of $10 million under which borrowings bear interest at a rate of 15.5% per annum for the first year and thereafter at a  rate of 11.25% over the base rate announced by Fleet National Bank. The LSA allows us to borrow 85% of credit card receivables, plus (A) so long as the special term subline remains outstanding, up to 95% of the current appraised liquidation value of our eligible inventory from November 1 through August 14 and 102.5% of current appraised liquidation value of our eligible inventory from August 15 through October 31, and (B) when the special term subline is no longer in effect, 85% of the current appraised liquidation value of our eligible inventory, in each case less certain reserves established by the Agent from time to time in its reasonable discretion. Eligible inventory generally consists of inventory in which the Agent has a prior, perfected security interest less certain ineligible items.  The LSA contains one financial operating covenant.  This covenant requires that we maintain minimum excess availability under the LSA of $5 million at all times.  In order to meet this covenant, we are permitted to supplement our availability under the LSA through a letter of credit.  In connection with the issuance of our Class I Convertible Preferred Stock, we have a commitment from certain of the purchasers to provide a letter of credit with a stated amount up to $5 million beginning any time after June 1, 2003. The letter of credit, if issued, shall expire no later than November 30, 2003, and is to expire undrawn by such expiration date, so long as we are not in default under the LSA or would not be in default under the LSA once the letter of credit is returned.  If the letter of credit is issued we are required to issue to the providers five-year warrants with an exercise price of $1.50 per share in an amount equal to 3% of our fully-diluted equity on April 23, 2003 (or, if the stated amount of the letter of credit is less than $5 million, a pro rata portion of such 3%), and, if the letter of credit is drawn, we are required to issue to the providers one-year notes in an aggregate principal amount equal to the stated amount of the letter of credit secured by our equipment and bearing interest at a rate of 10% per annum, and if such notes have not been repaid by November 30, 2003, we are further required to issue to the providers five-year warrants with an exercise price of $1.50 per share in an amount equal to 4% of our fully diluted equity on April 23, 2003 (or, if the stated amount of the letter of credit is less than $5 million, a pro rata portion of such 4%).

The amount available to us under our borrowing formula fluctuates primarily with our level of inventory and the amounts due to our suppliers.  At April 23, 2003, the amount available under the LSA was approximately $14.6 million. Management expects that the Company will continue to have sufficient availability throughout the year based on its business plan and the borrowing formula under the LSA.

NOTE 4—LONG TERM DEBT

Purchase Money Notes

In September 2001, in connection with the Zany Brainy Acquisition, our subsidiary ZB Company, Inc. executed a $3.0 million Equipment Loan Promissory Note. Payments, which include interest at 8% per annum, are required monthly in the amount of $92,221 through June 1, 2004. The current outstanding balance on this note is approximately $1.1 million.

In addition to the purchase money indebtedness incurred in the Zany Brainy Acquisition, the Company has other purchase money indebtedness secured by various store fixtures and computer equipment.  The outstanding balance on these notes is approximately  $0.2 million.

Equipment Notes

In August 2002, Kayne Anderson Capital Advisors, L.P. and Fortune Twenty-Fifth, Inc. (each of which are our affiliates), agreed to supply letters of credit to our prior senior lenders in the ultimate aggregate principal amount of $13 million, which increased our borrowing capacity. An amendment to our former credit facility permitted us to borrow an amount equal to the aggregate stated amount of the letters of credit in addition to the amounts that could be borrowed under the existing borrowing formula.  In consideration for providing these letters of credit, which were fully cash collateralized, the providers were to be paid a 15% annualized return on the aggregate principal amount through November 8, 2002.  These letters of credit were due to be returned to the providers on November 8, 2002, if we achieved $7.5 million in minimum availability under our prior credit facility on November 1, 2002.  Our reimbursement obligations under these letters of credit were secured by our one-year notes bearing interest at 8% per annum, by our equipment and by warrants to purchase up to 650,000 shares of our common stock if the letters of credit were not returned.  If the notes were not repaid, the warrants were to vest over time at a rate designed to provide an additional yield of 12% per annum based on a Black-Scholes calculation of the value of the warrants, or for a cash equivalent at our discretion.  On October 8, 2002, those notes and warrants were cancelled and the holders used the cash collateral from the letters of credit to purchase substantially similar notes (the “Old Equipment Notes”) and five-year warrants to purchase 650,000 shares of our common stock with an exercise price equal to $2.40 per share (since repriced to $1.95 per share). On November 21, 2002, the holders agreed to accept repayment of $5 million of the Old Equipment Notes on or after November 22, 2002, and defer payment on the remaining Old Equipment Notes until December 1, 2003.  In addition, the warrants were amended to vest immediately in light of the extension of the maturity of the Equipment Notes by more than one year.  Our prior senior lenders prevented us from repaying the remaining Old Equipment Notes on December 1, 2003.  As part of our reorganization such Old Equipment Notes were exchanged for our Class J Convertible Preferred Stock, warrants, a repricing of warrants and $4 million in principal amount of New Equipment Notes.

New Subsidiary Subordinated Notes

Repayment of the New Subsidiary Subordinated Notes, which rank pari passu on liquidation with our indebtedness and indebtedness of FAO Schwarz, Inc. to our respective vendors, suppliers and trade creditors incurred in the ordinary course of business, is guaranteed by us and secured by a subordinated security interest in substantially all of the assets of FAO Schwarz, Inc. and us, respectively.  As a result of the bankruptcy the Old Subsidiary Subordinated Notes were exchanged for our obligation to pay $500,000 in January 2004 and the New Subsidiary Subordinated Notes in the aggregate principal amount of  $9.9 million, which are to be repaid in three installments on December 31, 2006, December 31, 2007, and December 31, 2008.  Interest accrues at a rate of 6% per annum through and including January 11, 2005, at which time the first interest payment shall be made in cash.  Interest will be payable in cash quarterly thereafter.  In the event of a liquidation, insolvency or bankruptcy of FAO Schwarz, Inc. or us the holders of the New Subsidiary Subordinated Notes are required to share the proceeds of any collateral on a pro-rata basis with the holders of the trade debt.  If at any time on or before September 1, 2004, the holders of the New Subsidiary Subordinated Notes and Royal Vendex, KBB are no longer liable or otherwise obligated under any guaranty with respect to any of our leases, the aggregate outstanding principal amount of the New Subsidiary Subordinated Notes will be reduced by $4.0 million.

NOTE 5—COMMITMENTS AND CONTINGENCIES:

Letters of Credit Commitments

As of April 5, 2003 we were contingently liable for approximately $1.5 million under outstanding letters of credit.